Exhibit 99.1

CONTACT
Investors:	Media:
Atish Shah	Farley Kern
Hyatt Hotels Corporation	Hyatt Hotels Corporation
312.780.5427	312.780.5506
atish.shah@hyatt.com	farley.kern@hyatt.com

FOR IMMEDIATE RELEASE

HYATT REPORTS FIRST QUARTER 2012 RESULTS

CHICAGO (May 3, 2012) – Hyatt Hotels Corporation (“Hyatt” or the “Company”) (NYSE: H) today reported financial results as follows:

•	Adjusted EBITDA was $125 million in the first quarter of 2012 compared to $109 million in the first quarter of 2011, an increase of 14.7%.

•

Net income attributable to Hyatt was $10 million, or $0.06 per share, during the first quarter of 2012 compared to net income attributable to Hyatt of $10 million, or $0.06 per share, in the first quarter of 2011. Adjusted for special items, net income attributable to Hyatt was $5 million, or $0.03 per share, during the first quarter of 2012 compared to net income attributable to Hyatt of $11 million, or $0.07 per share, during the first quarter of 2011. See the table on page 3 of the accompanying schedules for a summary of special items.

•	Comparable owned and leased hotel RevPAR increased 8.3% (8.7% excluding the effect of currency) in the first quarter of 2012 compared to the first quarter of 2011.

•

Owned and leased hotel operating margins increased 220 basis points in the first quarter of 2012 compared to the first quarter of 2011. Comparable owned and leased hotel operating margins increased 120 basis points in the first quarter of 2012 compared to the same period in 2011. See the table on page 8 of the accompanying schedules for a reconciliation of comparable owned and leased hotel operating margin to owned and leased hotel operating margin.

•

Comparable North American full service hotel RevPAR increased 8.1% in the first quarter of 2012 compared to the first quarter of 2011. Comparable North American select service hotel RevPAR increased 7.2% in the first quarter of 2012 compared to the first quarter of 2011.

•	Comparable international hotel RevPAR increased 5.7% (6.5% excluding the effect of currency) in the first quarter of 2012 compared to the first quarter of 2011.

•	The Company added six properties during the first quarter of 2012.

Mark S. Hoplamazian, president and chief executive officer of Hyatt Hotels Corporation, said, “During the first quarter of 2012, we continued to deliver on our mission of providing authentic hospitality by making a difference in the lives of people that we touch every day, evidenced by improvements in market share as well as guest and meeting planner satisfaction. Our Adjusted EBITDA increased almost 15% as recently added and renovated hotels contributed to stronger results.

“We continue to expand in key markets that are significant to our future success. During the quarter, we opened six hotels, including Park Hyatt Hyderabad in India. We also converted two existing North American properties to our Andaz brand and, following an extensive renovation, re-opened the world-renowned Park Hyatt Sydney.

“Over the last year, we increased both development resources and financial capital dedicated to expanding our presence. Results of these investments are becoming more visible, as our base of executed agreements for future hotels has increased by 15% during that time period. Over the last few months, we announced management agreements for hotels in Cambodia, Switzerland, India, Russia, South Korea, Thailand, Saudi Arabia, and Puerto Rico. These expected future additions represent both conversions and to-be-built hotels across many of our brands, and demonstrate an executed contract base that is oriented toward high-value international full service hotels.

“We recently announced the acquisition of a 756-room hotel in the Polanco area of Mexico City for approximately $190 million. Upon closing, this 38-story property will be re-branded as Hyatt Regency Mexico City, establishing Hyatt’s presence in a prominent position in this gateway city and marking an important step in our growth strategy in Mexico and Latin America. We intend to invest approximately $40 million to renovate the property over the next three years and believe that our all-in investment is far below replacement cost for this high-quality well-located property in a top global market.

“We look forward to continued progress in 2012 given the dedication of our people, the ongoing cyclical recovery in lodging evidenced by strong occupancy levels, limited new supply growth in the U.S., and increasing preference for our brands among developers, hotel owners, and guests. In addition, we are excited about our recently announced organizational re-alignment intended to enhance our effectiveness and support our growth in this decade and beyond.”

SEGMENT RESULTS & OTHER ITEMS

Owned and Leased Hotels Segment

Adjusted EBITDA increased 24.0% in the first quarter of 2012 compared to the same period in 2011.

RevPAR for comparable owned and leased hotels increased 8.3% (8.7% excluding the effect of currency) in the first quarter of 2012 compared to the same period in 2011. Occupancy improved 420 basis points and ADR increased 1.9% (2.3% excluding the effect of currency) compared to the same period in 2011.

Revenues increased 9.5% in the first quarter of 2012 compared to the same period in 2011. Comparable hotel revenues increased 7.6% in the first quarter of 2012 compared to the same period in 2011.

Owned and leased hotel expenses increased 6.5% in the first quarter of 2012 compared to the same period in 2011. Excluding expenses related to benefit programs funded through Rabbi Trusts and non-comparable hotel expenses, expenses increased 6.0% in the first quarter of

2012 compared to the same period in 2011, primarily due to higher payroll and related expenses as a result of higher occupancy levels. See the table on page 8 of the accompanying schedules for a reconciliation of comparable owned and leased hotels expenses to owned and leased hotels expenses.

North American Management and Franchising Segment

Adjusted EBITDA increased 15.0% in the first quarter of 2012 compared to the same period in 2011.

RevPAR for comparable North American full service hotels increased 8.1% in the first quarter of 2012 compared to the same period in 2011. Occupancy increased 340 basis points and ADR increased 2.7% (2.8% excluding the effect of currency) compared to the same period in 2011.

Group rooms revenue at comparable North American full service hotels increased approximately 9% in the first quarter of 2012 compared to the same period in 2011, as a result of strong corporate demand offset by slightly lower association demand.

Transient rooms revenue at comparable North American full service hotels also increased approximately 9% in the first quarter of 2012 compared to the same period in 2011, driven by strength from corporate customers.

RevPAR for comparable North American select service hotels increased 7.2% in the first quarter of 2012 compared to the same period in 2011. Occupancy increased 240 basis points and ADR increased by 3.5% compared to the same period in 2011.

Revenue from management and franchise fees increased 21.6% in the first quarter of 2012 compared to the same period in 2011.

The following four hotels were added to the portfolio during the first quarter:

•	Hyatt North Houston (franchised, 335 rooms)
•	Hyatt Place Raleigh West (franchised, 132 rooms)
•	Hyatt Place San Jose / Downtown (franchised, 234 rooms)
•	Hyatt Place New Orleans / Convention Center (franchised, 170 rooms)

International Management and Franchising Segment

Adjusted EBITDA was flat in the first quarter of 2012 compared to the same period in 2011.

RevPAR for comparable international hotels increased 5.7% (6.5% excluding the effect of currency) in the first quarter of 2012 compared to the same period in 2011. Occupancy increased 130 basis points and ADR increased 3.6% (4.4% excluding the effect of currency) compared to the same period in 2011.

Revenue from management and franchise fees increased 5.4% in the first quarter of 2012 compared to the same period in 2011.

The following two hotels were added to the portfolio during the first quarter:

•	Park Hyatt Ningbo Resort and Spa (managed, 214 rooms)
•	Park Hyatt Hyderabad (managed, 209 rooms)

One hotel was removed from the portfolio in the first quarter of 2012.

Selling, General, and Administrative Expenses

Selling, general, and administrative expenses increased by 32.9% in the first quarter of 2012 compared to the same period in 2011. Adjusted selling, general, and administrative expenses increased by $17 million, or 25.8%, in the first quarter of 2012 compared to the same period in 2011. Approximately one-third of the $17 million increase relates to brand launch expenses, bad debts, and legal fees. See the table on page 7 of the accompanying schedules for a reconciliation of adjusted selling, general, and administrative expenses to selling, general, and administrative expenses.

OPENINGS AND FUTURE EXPANSION

Hyatt added six hotels in the first quarter of 2012, each of which is listed above.

The Company expects to open a significant number of new properties in the future. As of March 31, 2012 this effort was underscored by executed management or franchise contracts for more than 170 hotels (or more than 38,000 rooms) across all brands. The executed contracts represent potential entry into several new countries and expansion into many new markets or markets in which the Company is under-represented. Approximately 70% of the future expansion is expected to be located outside North America.

CAPITAL EXPENDITURES

Capital expenditures during the first quarter of 2012 totaled $95 million, categorized as follows:

•	Maintenance: $23 million
•	Enhancements to existing properties: $52 million
•	Investment in new properties: $20 million

Expenditures related to investment in new properties primarily consist of land acquisition costs.

CORPORATE FINANCE

On March 31, 2012, the Company had total debt of approximately $1.2 billion.

On March 31, 2012, the Company had cash and cash equivalents, including investments in highly-rated money market funds and similar investments, of approximately $540 million and short-term investments of approximately $510 million.

On March 31, 2012, the Company had undrawn borrowing availability of approximately $1.4 billion under its revolving credit facility.

2012 INFORMATION

The Company is providing the following information for the 2012 fiscal year:

•

Capital expenditures are expected to be approximately $360 million. The increase in capital expenditures as compared to previously announced 2012 information relates to the recently announced construction of Hyatt Place Omaha Downtown/Old Market.

•	Depreciation and amortization expense is expected to be approximately $350 million.

•	Interest expense is expected to be between $70 and $75 million.

•	The Company expects to open over 20 hotels.

CONFERENCE CALL INFORMATION

The Company will hold an investor conference call today, May 3, 2012, at 10:30 a.m. CT. The Company requests that questions be submitted via email to earnings@hyatt.com by 9:00 a.m. CT. Hyatt management will read and respond to as many submitted questions as possible. All interested persons may listen to a simultaneous webcast of the conference call, which may be accessed through the Company’s website at http://www.hyatt.com and selecting the Investor Relations link located at the bottom of the page, or by dialing 617.801.9713, passcode #38505034, approximately 10 minutes before the scheduled start time. For those unable to listen to the live broadcast, a replay will be available from 1:00 p.m. CT on May 3, 2012 through midnight on May 10, 2012 by dialing 617.801.6888, passcode #93256525. Additionally, an archive of the webcast will be available on the Investor Relations website for approximately 90 days.

DEFINITIONS

Adjusted EBITDA

We use the term Adjusted EBITDA throughout this earnings release. Adjusted EBITDA, as we define it, is a non-GAAP measure. We define consolidated Adjusted EBITDA as net income attributable to Hyatt Hotels Corporation plus our pro-rata share of unconsolidated hospitality ventures Adjusted EBITDA based on our ownership percentage of each venture, adjusted to exclude the following items:

•	equity earnings (losses) from unconsolidated hospitality ventures;
•	other income, net;
•	depreciation and amortization;
•	interest expense; and
•	provision for income taxes.

We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments to corporate and other Adjusted EBITDA.

Our board of directors and executive management team focus on Adjusted EBITDA as a key performance and compensation measure both on a segment and on a consolidated basis. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operating performance both on a segment and on a consolidated basis. Our president and chief executive officer, who is our chief operating decision maker, also evaluates the performance of each of our reportable segments and determines how to allocate resources to those segments, in significant part, by assessing the Adjusted EBITDA of each segment. In addition, the compensation committee of our board of directors determines the annual variable compensation for certain members of our management based in part on consolidated Adjusted EBITDA, segment Adjusted EBITDA or some combination of both.

We believe Adjusted EBITDA is useful to investors because it provides investors the same information that we use internally for purposes of assessing our operating performance and making selected compensation decisions.

Adjusted EBITDA is not a substitute for net income attributable to Hyatt Hotels Corporation, net income, cash flows from operating activities or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income generated by our business or discretionary cash available to us to invest in the growth of our business. Our management compensates for these limitations by reference to our GAAP results and using Adjusted EBITDA supplementally.

Adjusted Selling, General, and Administrative Expense

Adjusted selling, general, and administrative expenses exclude the impact of expenses related to benefit programs funded through Rabbi Trusts.

Comparable Owned and Leased Hotel Operating Margin

We define Comparable Owned and Leased Hotel Operating Margin as the difference between comparable owned and leased hotels revenue and comparable owned and leased hotels expenses. Comparable owned and leased hotels revenue is calculated by removing non-comparable hotels revenue from owned and leased hotels revenue as reported in our condensed consolidated statements of income. Comparable owned and leased hotel expenses is calculated by removing both non-comparable hotels expenses and the impact of expenses funded through Rabbi Trusts from owned and leased hotel expenses as reported in our condensed consolidated statements of income.

Comparable Hotels

“Comparable systemwide hotels” represents all properties we manage or franchise (including owned and leased properties) and that are operated for the entirety of the periods being compared and that have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. We may use variations of comparable systemwide hotels to specifically refer to comparable systemwide North American full service or select service hotels or comparable systemwide international full service hotels for those properties that we manage or franchise within the North American and international management and franchising segments, respectively. “Comparable operated hotels” is defined the same as “Comparable systemwide hotels” with the exception that it is limited to only those hotels we manage or operate and excludes hotels we franchise. “Comparable owned and leased hotels” represents all properties we own or lease and that are operated and consolidated for the entirety of the periods being compared and have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. Comparable systemwide hotels and comparable owned and leased hotels are commonly used as a basis of measurement in the industry. “Non-comparable systemwide hotels” or “Non-comparable owned and leased hotels” represent all hotels that do not meet the respective definition of “comparable” as defined above.

Revenue per Available Room (RevPAR)

RevPAR is the product of the average daily rate and the average daily occupancy percentage. RevPAR does not include non-room revenues, which consist of ancillary revenues generated by a hotel property, such as food and beverage, parking, telephone and other guest service revenues. Our management uses RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. RevPAR is a commonly used performance measure in the industry.

RevPAR changes that are driven predominantly by changes in occupancy have different implications for overall revenue levels and incremental profitability than do changes that are driven predominately by changes in average room rates. For example, increases in occupancy at a hotel would lead to increases in room revenues and additional variable operating costs (including housekeeping services, utilities and room amenity costs), and could also result in increased ancillary revenues (including food and beverage). In contrast, changes in average room rates typically have a greater impact on margins and profitability as there is no substantial effect on variable costs.

Average Daily Rate (ADR)

ADR represents hotel room revenues, divided by total number of rooms sold in a given period. ADR measures average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in the industry, and we use ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described above.

Occupancy

Occupancy represents the total number of rooms sold divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of our hotels’ available capacity. Management uses occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.

Select service

The term “select service” includes the brands Hyatt Place and Hyatt House (which is in the process of changing its brand identity from Hyatt Summerfield Suites). These properties have limited food and beverage outlets and do not offer comprehensive business or banquet facilities but rather are suited to serve smaller business meetings.

FORWARD-LOOKING STATEMENTS

Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies, occupancy and ADR trends, market share, the number of properties we expect to open in the future, our expected capital expenditures, depreciation and amortization expense, interest expense and effective tax rate, estimates, financial performance, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, among others, general economic uncertainty in key global markets, the rate and pace of economic recovery following economic downturns; levels of spending in business and leisure segments as well as consumer confidence; declines in occupancy and average daily rate; our ability to successfully execute and implement our organizational realignment and the costs associated with such organizational realignment; loss of key personnel, including as a result of our organizational realignment; hostilities, including future terrorist attacks, or fear of hostilities that affect travel; travel-related accidents; changes in the tastes and preferences of our customers; relationships with associates and labor unions and changes in labor law; the financial condition of, and our relationships with, third-party property owners, franchisees and hospitality venture partners; if our third-party owners, franchisees or development partners are unable to access the capital necessary to fund current operations or implement our plans for growth; risk associated with potential acquisitions and dispositions and the introduction of new brand concepts; changes in the competitive environment in our industry and the markets where we operate; outcomes of legal proceedings; changes in federal, state, local or foreign tax law; foreign exchange rate fluctuations or currency restructurings; general volatility of the capital markets; our ability to access the capital markets; and other risks discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K, which filings are available from the SEC. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

About Hyatt Hotels Corporation

Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company with a proud heritage of making guests feel more than welcome. Thousands of members of the Hyatt family strive to make a difference in the lives of the guests they encounter every day by providing authentic hospitality. The Company’s subsidiaries manage, franchise, own and develop hotels and resorts under the Hyatt®, Park Hyatt®, Andaz®, Grand Hyatt®, Hyatt Regency®, Hyatt Place® and Hyatt HouseTM. Hyatt House is changing its brand identity from Hyatt Summerfield Suites®. Hyatt Residential Group, Inc., a Hyatt Hotels Corporation subsidiary, develops, operates, markets or licenses Hyatt ResidencesTM and Hyatt Vacation Club®, which is changing its name to Hyatt Residence ClubTM. As of March 31, 2012, the Company’s worldwide portfolio consisted of 488 properties in 45 countries. For more information, please visit www.hyatt.com.

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Hyatt Hotels Corporation

Financial Information (unaudited)

1.	Condensed Consolidated Statements of Income
2.	Reconciliation of Non-GAAP to GAAP Measure: Adjusted EBITDA to EBITDA and a Reconciliation of EBITDA to Net Income Attributable to Hyatt Hotels Corporation
3.	Summary of Special Items - Three Months Ended March 31, 2012 and 2011
4.	Segment Financial Summary
5.	Hotel Chain Statistics - Comparable Locations
6.	Fee Summary
7.	Reconciliation of Non-GAAP to GAAP Measure: Adjusted Selling, General, and Administrative Expenses to Selling, General, and Administrative Expenses
8.	Reconciliation of Non-GAAP to GAAP Measure: Comparable Owned and Leased Hotel Operating Margin to Owned and Leased Hotel Operating Margin
9.	Net Gains and Interest Income from Marketable Securities Held to Fund Operating Programs
10.	Properties and Rooms / Units by Geography
11.	Properties and Rooms / Units by Brand

Hyatt Hotels Corporation

Condensed Consolidated Statements of Income

For the Three Months Ended March 31, 2012 and 2011

(in millions, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2012	2011
REVENUES:
Owned and leased hotels	$473	$432
Management and franchise fees	79	70
Other revenues	17	14
Other revenues from managed properties (a)	389	359

Total revenues	958	875

DIRECT AND SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES:
Owned and leased hotels	377	354
Depreciation and amortization	86	71
Other direct costs	6	4
Selling, general, and administrative	93	70
Other costs from managed properties (a)	389	359

Direct and selling, general, and administrative expenses	951	858

Net gains and interest income from marketable securities held to fund operating programs	14	6
Equity earnings (losses) from unconsolidated hospitality ventures	(1)	3
Interest expense	(18)	(13)
Other income, net	12	3

INCOME BEFORE INCOME TAXES	14	16

PROVISION FOR INCOME TAXES	(4)	(6)

NET INCOME	10	10

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—

NET INCOME ATTRIBUTABLE TO HYATT HOTELS CORPORATION	$10	$10

EARNINGS PER SHARE - Basic
Net income	$0.06	$0.06

Net income attributable to Hyatt Hotels Corporation	$0.06	$0.06

EARNINGS PER SHARE - Diluted

Net income	$0.06	$0.06

Net income attributable to Hyatt Hotels Corporation	$0.06	$0.06

Basic share counts	165.5	174.2

Diluted share counts	166.0	174.5

(a)	The Company includes in total revenues the reimbursement of costs incurred on behalf of managed hotel property owners with no added margin and includes in direct and selling, general, and administrative expenses these reimbursed costs. These costs relate primarily to payroll costs where the Company is the employer.

Hyatt Hotels Corporation

Reconciliation of Non-GAAP to GAAP Measure: Adjusted EBITDA to EBITDA and a Reconciliation of EBITDA to Net Income Attributable to Hyatt Hotels Corporation

The table below provides a reconciliation of consolidated Adjusted EBITDA to EBITDA and a reconciliation of EBITDA to net income attributable to Hyatt Hotels Corporation. Adjusted EBITDA, as the Company defines it, is a non-GAAP financial measure. See Definitions for our definition of Adjusted EBITDA and why we present it.

(in millions)

	Three Months Ended March 31,
	2012	2011
Adjusted EBITDA	$125	$109
Equity earnings (losses) from unconsolidated hospitality ventures	(1)	3
Other income, net	12	3
Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA	(18)	(15)

EBITDA	$118	$100
Depreciation and amortization	(86)	(71)
Interest expense	(18)	(13)
Provision for income taxes	(4)	(6)

Net Income Attributable to Hyatt Hotels Corporation	$10	$10

Hyatt Hotels Corporation

Summary of Special Items - Three Months Ended March 31, 2012 and 2011

The following table represents a reconciliation of net income attributable to Hyatt Hotels Corporation, adjusted for special items, to net income attributable to Hyatt Hotels Corporation presented for the three months ended March 31, 2012 and March 31, 2011, respectively.

(in millions, except per share amounts)

	Location on Condensed Consolidated Statements of Income	Three Months Ended March 31,
		2012	2011
Net income attributable to Hyatt Hotels Corporation		$10	$10

Earnings per share		$0.06	$0.06

Special items
Marketable securities (a)	Other income, net	(8)	1

Total special items - pre-tax		(8)	1
Provision for income taxes for special items	Provision for income taxes	3	—

Total special items - after-tax		(5)	1

Special items impact per share		$(0.03)	$0.01

Net income attributable to Hyatt Hotels Corporation, adjusted for special items		$5	$11

Earnings per share, adjusted for special items		$0.03	$0.07

(a)	Marketable securities - Represents (gains) losses on investments in trading securities not used to fund operating programs.

Hyatt Hotels Corporation

Segment Financial Summary

(in millions)

	Three Months Ended March 31,
	2012	2011	Change ($)	Change (%)
Revenue
Owned and leased	$473	$432	$41	9.5%
North America	62	51	11	21.6%
International	39	37	2	5.4%

Total management and franchising	101	88	13	14.8%
Corporate and other	17	14	3	21.4%
Other revenues from managed properties	389	359	30	8.4%
Eliminations	(22)	(18)	(4)	(22.2)%

Total revenues	$958	$875	$83	9.5%

Adjusted EBITDA
Owned and leased	$75	$60	$15	25.0%
Pro rata share of unconsolidated hospitality ventures	18	15	3	20.0%

Total owned and leased	93	75	18	24.0%
North American management and franchising	46	40	6	15.0%
International management and franchising	20	20	—	—%
Corporate and other	(34)	(26)	(8)	(30.8)%

Adjusted EBITDA	$125	$109	$16	14.7%

Hyatt Hotels Corporation

Hotel Chain Statistics

Comparable Locations

	Three Months Ended March 31,				Change
Owned and leased hotels (# hotels) (a)	2012	2011	Change		(in constant $)
Full service (39)
ADR	$202.01	$200.35	0.8%		1.3%
Occupancy	70.4%	65.2%	5.2	% pts
RevPAR	$142.31	$130.54	9.0%		9.5%
Select service (46)
ADR	$96.21	$93.36	3.1%		3.1%
Occupancy	72.1%	71.2%	0.9	% pts
RevPAR	$69.35	$66.50	4.3%		4.3%
Comparable owned and leased hotels (85)
ADR	$174.97	$171.68	1.9%		2.3%
Occupancy	70.9%	66.7%	4.2	% pts
RevPAR	$123.97	$114.47	8.3%		8.7%
Managed and franchised hotels (# hotels; includes owned and leased hotels)
North America
Full service (128)
ADR	$169.83	$165.32	2.7%		2.8%
Occupancy	69.7%	66.3%	3.4	% pts
RevPAR	$118.39	$109.57	8.1%		8.1%
Select service (195)
ADR	$101.87	$98.38	3.5%		3.5%
Occupancy	71.0%	68.6%	2.4	% pts
RevPAR	$72.34	$67.45	7.2%		7.2%
International
International comparable hotels (97)
ADR	$235.25	$227.19	3.6%		4.4%
Occupancy	65.2%	63.9%	1.3	% pts
RevPAR	$153.36	$145.06	5.7%		6.5%
Comparable systemwide hotels (420)
ADR	$172.23	$167.28	3.0%		3.3%
Occupancy	68.8%	66.1%	2.7	% pts
RevPAR	$118.42	$110.55	7.1%		7.4%

(a)	Owned and leased hotel statistics do not include unconsolidated hospitality ventures.

Hyatt Hotels Corporation

Fee Summary

(in millions)	Three Months Ended March 31,
	2012	2011	Change ($)	Change (%)
Fees
Base management fees	$38	$34	$4	11.8%
Incentive management fees	26	25	1	4.0%
Franchise fees and other revenue	15	11	4	36.4%

Total fees	$79	$70	$9	12.9%

Hyatt Hotels Corporation

Reconciliation of Non-GAAP to GAAP Measure: Adjusted Selling, General, and Administrative Expenses to Selling, General, and Administrative Expenses

Results of operations as presented on condensed consolidated statements of income include the impact of expenses recognized with respect to employee benefit programs funded through rabbi trusts. Certain of these expenses are recognized in selling, general, and administrative expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund operating programs, thus having no net impact to our earnings. Below is a reconciliation of this account excluding the impact of our rabbi trust investments.

(in millions)

	Three Months Ended March 31,
	2012	2011	Change ($)	Change (%)
Adjusted selling, general, and administrative expenses (a)	$83	$66	$17	25.8%
Rabbi trust impact	10	4	6	150.0%

Selling, general, and administrative expenses	$93	$70	$23	32.9%

(a) Segment breakdown for adjusted selling, general, and administrative expenses.

	Three Months Ended March 31,
	2012	2011	Change ($)	Change (%)
North America management and franchising	$16	$11	$5	45.5%
International management and franchising	19	17	2	11.8%
Owned and leased	3	2	1	50.0%
Corporate and other (1)	45	36	9	25.0%

Adjusted selling, general, and administrative expenses	$83	$66	$17	25.8%

(1)	Corporate and other includes vacation ownership expenses of $8 million and $7 million for the three months ended March 31, 2012 and 2011, respectively.

Hyatt Hotels Corporation

Reconciliation of Non-GAAP to GAAP Measure: Comparable Owned and Leased Hotel Operating Margin to Owned and Leased Hotel Operating Margin

Below is a breakdown of consolidated owned and leased hotels revenues and expenses, as used in calculating comparable owned and leased hotel operating margin percentages. Results of operations as presented on condensed consolidated statements of income include the impact of expenses recognized with respect to employee benefit programs funded through rabbi trusts. Certain of these expenses are recognized in owned and leased hotels expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund operating programs, thus having no net impact to our earnings. Below is a reconciliation of this account excluding the impact of our rabbi trusts and excluding the impact of non-comparable hotels.

(in millions)

	Three Months Ended March 31,
	2012	2011	Change ($)	Change (%)
Revenue
Comparable owned and leased hotels	$440	$409	$31	7.6%
Non-comparable hotels	33	23	10	43.5%

Owned and leased hotels revenue	$473	$432	$41	9.5%

Expenses
Comparable owned and leased hotels	$352	$332	$20	6.0%
Non-comparable hotels	21	20	1	5.0%
Rabbi trust	4	2	2	100.0%

Owned and leased hotels expense	$377	$354	$23	6.5%

Owned and leased hotel operating margin percentage	20.3%	18.1%		2.2%

Comparable owned and leased hotel operating margin percentage	20.0%	18.8%		1.2%

Hyatt Hotels Corporation

Net gains and interest income from marketable securities held to fund operating programs

The table below provides a reconciliation of net gains and interest income from marketable securities held to fund operating programs, all of which are completely offset within other line items of our condensed consolidated statements of income, thus having no net impact to our earnings. The gains or losses on securities held in rabbi trusts are offset to our owned and leased hotels expense for our hotel staff and selling, general, and administrative expenses for our corporate staff and personnel supporting our business segments. The gains and losses on securities held to fund our Hyatt Gold Passport program for our owned and leased hotels are offset by corresponding changes to our owned and leased hotel revenues. The table below shows the amounts recorded to the respective offsetting account.

(in millions)

	Three Months Ended March 31,
	2012	2011	Change ($)	Change (%)
Rabbi trust impact allocated to selling, general, and administrative expenses	$10	$4	$6	150.0%
Rabbi trust impact allocated to owned and leased hotels expense	4	2	2	100.0%
Net gains and interest income from marketable securities held to fund our Gold Passport program allocated to owned and leased hotels revenue	—	—	—	—%

Net gains and interest income from marketable securities held to fund operating programs	$14	$6	$8	133.3%

Hyatt Hotels Corporation

Properties and Rooms / Units by Geography

	March 31, 2012		December 31, 2011		QTD Change
	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Owned and leased hotels
Full service hotels
North America	34	15,882	34	15,875	—	7
International	10	2,603	10	2,603	—	—
Select service	64	8,712	64	8,712	—	—

Total owned and leased hotels	108	27,197	108	27,190	—	7

Managed and franchised hotels
(includes owned and leased hotels)	March 31, 2012		December 31, 2011		QTD Change
	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
North America
Full service hotels
Managed (a)	115	59,994	115	59,986	—	8
Franchised	21	6,376	20	6,046	1	330

Subtotal	136	66,370	135	66,032	1	338
Select service hotels
Managed	95	12,781	95	12,781	—	—
Franchised	123	15,783	120	15,247	3	536

Subtotal	218	28,564	215	28,028	3	536
International (b)
Managed (a)	109	35,574	108	35,486	1	88
Franchised	2	988	2	988	—	—

Subtotal	111	36,562	110	36,474	1	88

Total managed and franchised hotels	465	131,496	460	130,534	5	962

Vacation ownership	15	963	15	963	—	—
Residential	8	1,230	8	1,230	—	—

Total properties and rooms/units	488	133,689	483	132,727	5	962

(a)	Owned and leased hotel figures do not include unconsolidated hospitality ventures.
(b)	Additional details included for a regional breakout of international managed and franchised hotels.

International managed and franchised hotels

(includes owned and leased hotels)	March 31, 2012		December 31, 2011		QTD Change
	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Asia Pacific	53	20,858	53	20,981	—	(123)
Southwest Asia	19	5,822	18	5,614	1	208
Europe, Africa, Middle East	32	7,964	32	7,961	—	3
Other Americas	7	1,918	7	1,918	—	—

Total International	111	36,562	110	36,474	1	88

Hyatt Hotels Corporation

Properties and Rooms / Units by Brand

	March 31, 2012		December 31, 2011		QTD Change
Brand	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Park Hyatt	29	5,815	27	5,399	2	416
Andaz	8	1,701	6	1,408	2	293
Hyatt	25	6,048	26	6,010	(1)	38
Grand Hyatt	37	21,092	37	21,101	—	(9)
Hyatt Regency	148	68,276	149	68,588	(1)	(312)
Hyatt Place	165	21,109	162	20,573	3	536
Hyatt House (a)	53	7,455	53	7,455	—	—
Vacation Ownership and Residential	23	2,193	23	2,193	—	—

Total	488	133,689	483	132,727	5	962

(a)	Hyatt House is in the process of changing its brand identity from Hyatt Summerfield Suites.